                                                           Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                               January 5, 2016

Almost Family Announces Strategic Acquisition of
Nursing Assessment Company and NJ HHA

Also Recaps Year of Significant Developments

Louisville, KY – LOUISVILLE, Ky., January 5, 2016 -- Almost Family, Inc. (NASDAQ: AFAM) today announced that it has acquired Natick, Massachusetts based Long Term Solutions, Inc. (LTS).  LTS is one of the largest providers of in-home nursing assessments for the long-term care insurance industry. The Company also completed the previously announced acquisition of the New Jersey based Bayonne VNA home agency.  In addition, the Company recapped its significant developments over the course of 2015.

Highlights of Long Term Solutions:
•	Performs in-home health assessments on behalf of long-term care insurance providers.
•	Also provides a suite of planning and support services to insurance companies, employers and direct to individuals and families throughout United States.
•
Five-time honorees in Inc. Magazine’s list of 500/5000 Fastest growing private companies in America, co-founders Noreen Guanci and Anne Harrington, recognized as industry thought leaders, will remain in their roles as CEO and COO, respectively.

•	Results for 2015 include about $16 million in revenue generated from performing over 60,000 in-home assessment visits.
•	LTS will be included in Almost Family’s rapidly developing Health Care Innovations Segment, the fourth investment in that segment over the last two years.

Highlights of The Last Year:
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The last year marks the most acquisitive in Company history, with approximately $150 million invested in and total run-rate revenues of approximately $140 million acquired in a total of 6 transactions with a meaningful impact being made in all of the Company’s operating segments.

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Home health acquisitions totaling $116 million in revenue and $97 million in total capital deployed were made through three separate transactions in adding the state of New York, and significantly expanding the Company’s presence in Ohio and New Jersey.

•	In February 2015, the Company announced the formation of its HealthCare Innovations (HCI) Segment with its investment in NavHealth following its 2013 acquisition of Imperium Health Management.
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Subsequent acquisition of in-home assessment providers Ingenios (July 2015) and LTS announced today increases total transactions to 4 and a total of $57 million capital deployed.  The Company’s HCI segment is expected to generate positive earnings and cash flows following the LTS transaction.

•
The Company’s access to capital remains strong and balanced with the expansion of its bank credit facility to $175 million earlier in 2015, and the use of $31 million in common equity and $11 million in long-term notes to finance its recent acquisitions.

•	The Company’s annualized run-rate revenues with all acquisitions included is expected to top $630 million, an increase of two-thirds over 2013’s $360 million.

The Company noted that it will continue to aggressively pursue quality acquisitions of in-home health care service providers consistent with its stated strategy and the types of services its segments currently provide.

Company Comments
William B. Yarmuth, Almost Family Chairman and CEO, commented on the LTS investment: “We are extremely excited to make this very strategic investment to expand our in-home assessment capabilities and to participate in providing assessments and care coordination to the long-term care insurance industry.  LTS has established an industry leadership position that we find very attractive.  In addition to continuing its remarkable growth, we will also look for opportunities to offer its unique capabilities and service offerings to managed care, Medicaid and other payer types, all to further our Senior Advocacy Mission of enabling seniors to stay in their homes as long as possible.  We’re very pleased to make this fourth investment in our HealthCare Innovations Segment since its formation two years ago.”

Noreen Guanci, CEO and Anne Harrington, COO of LTS, issued a joint statement: “We are exceptionally pleased to be entering this new and exciting phase in the development of LTS.  As we have listened to our customers’ expressed needs and desires for innovative new ideas, it has become clear that partnering with one of the nation’s largest and most innovative providers of in-home health care services to the elderly was the best strategic fit for us and one of the best ways to offer more and better clinical solutions to our customers.  All of our assessment services are provided in our clients’ homes.  So we felt it was critical that the right strategic partner be firmly grounded in client focused principles and focused on maintaining seniors in their homes, while also embracing the innovation necessary to make in-home services be all that they possibly can.  We are confident that LTS’ expertise in assessing individuals and coordinating their long-term care services, combined with Almost Family’s superb clinical and technological resources will create added value and enhanced services for our growing customer base.”

Yarmuth concluded: “We remain firmly committed to our central core mission of helping seniors remain in their homes.  We have grown significantly over the course of the past twelve months not only in home health but in our strategically-linked innovation segment.  This reflects the optimism with which we view the future value of in-home health care services in general and Almost Family’s prospects in particular.  We make our home health investments with great confidence in our ability to integrate and execute in the provision of high quality home health services.  We make our HCI investments with equal confidence and optimism in their core linkage to our home health services.  We believe these strategic, innovative investments will help us more competitively participate in the evolution of the US health care system toward patient-centric home-based delivery models and enhance our position as a thought-leader in that evolution.”

“I’d like to warmly welcome the management teams and employees of LTS, as well as those of Bayonne VNA, to our growing family.  In addition, I’d like to express my continued appreciation to and confidence in our management team and 13,000 plus employees for their hard work and service, and in particular for enthusiastically embracing our patient-centric Senior Advocacy Mission.”

Terms of the LTS Transaction
Almost Family has acquired 100% of the equity of LTS for $20 million in cash, a $6 million note payable plus $11 million of Almost Family common stock.  The cash portion of the purchase price was funded on the Company’s revolving credit facility.  LTS is expected to be accretive to EPS between $0.20 and $0.25 in 2016.

Completion of Bayonne NJ, VNA Acquisition
In unrelated news, the Company also announced that it has completed the previously announced acquisition of the Bayonne VNA Medicare-Certified home health agency which generates approximately $4 million of revenues annually.

About Long Term Solutions and Long-Term Care Insurance
Founded in 1999 by CEO Noreen Guanci and COO Anne Harrington, Natick MA based Long Term Solutions (LTS) is one of the nation’s largest providers of in-home assessment services to the long-term care insurance industry.  LTS, through its network of thousands of assessment service partners provides assessments in all 50 US states and a number of foreign countries and has been averaging 20% compound annual revenue growth for the past six years.  LTS estimates that the majority of its assessments result in the patient ultimately receiving home health, assisted living or skilled nursing care in accordance with their long-term care insurance benefits.  One of every four of LTS’ 2015 assessments was performed in territories currently served by Almost Family home health operations.

The American Association for Long-Term Care Insurance (AALTCI), an industry trade group, estimates that the industry paid over $7.5 billion in claims covering 273,000 beneficiaries across the US in its most recently studied year and that over two thirds of all newly-opened long term care insurance claims paid for care in the home or in an assisted living community setting.  The AALTCI also reported total benefit payments increased by 13 percent and the number of long term care insurance policyholders on claim grew 3.4 percent.  According to the National Association of Insurance Commissioners (NAIC) the top 100 plans in the US cover 7.2 million lives.

About HealthCare Innovations (HCI)
As described in Almost Family’s 2014 annual report on Form 10-K, Almost Family’s HealthCare Innovations (HCI) business segment was created to house and separately report on its developmental activities outside its traditional home health business platform.  These activities are intended ultimately, whether directly or indirectly, to benefit patients and payers through the enhanced provision of home health services.  Its activities all share a common goal of improving patient experiences and quality outcomes, while lowering costs.  These include, but are not limited to: technology, information, population health management, risk-sharing, assessments, care coordination and transitions, clinical advancements, enhanced patient engagement and informed clinical decision making.  The Company believes these activities help it discover valuable insight and experiences that would not otherwise be gained in the routine operation of its core home health business segments.  Further, the Company believes these innovation activities, will play an important role in leading policy makers, payers, providers, and anyone who assumes financial risk for managing patient populations, to seek to reduce costs and improve quality by providing increasingly more care for more patients in their homes than ever before.

The HCI segment now includes: a) Imperium Health Management, an ACO enablement company, b) an investment in NavHealth, a population-health analytics company, c) Ingenious Health, a Nurse-Practitioner-oriented and mobile technology-enabled health risk assessment company primarily serving managed care organizations; and d) Long Term Solutions, an in-home assessment company serving the long-term care insurance industry.

About Almost Family, Inc.
Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing and related in-home services, with branch locations in Florida, Ohio, Tennessee, New York, Connecticut, Kentucky, New Jersey, Massachusetts, Georgia, Pennsylvania, Indiana, Missouri, Illinois, Mississippi and Alabama (in order of revenue significance).  Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment, a personal care segment and a HealthCare Innovations segment.  Almost Family operates over 230 branch locations in fifteen U.S. states.

Forward Looking Statements
All statements, other than statements of historical facts, included in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "project," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms.  These forward-looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained; the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare reimbursement for home health services and to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations including obtaining synergies, integration objectives and anticipated timelines; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; the ability of the Company to integrate, manage and keep secure our information systems; changes in the marketplace and regulatory environment for long term care assessments and the Company’s self-insurance risks.  For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the year ended December 31, 2014, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and “Risk Factors.”  The Company undertakes no obligation to update or revise its forward-looking statements.
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